Exhibit 10.4

EMPLOYEE MATTERS AGREEMENT

BETWEEN INTEL CORPORATION AND

MOBILEYE GLOBAL INC.

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT, dated as of June [__], 2022, is between Intel Corporation, a Delaware corporation (“Intel”), and Mobileye Global Inc., a Delaware corporation (“Mobileye,” with each of Intel and Mobileye a “Party,” and together, the “Parties”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Master Transaction Agreement.

WHEREAS, Intel is, through direct and indirect wholly owned subsidiaries, the beneficial owner of all the issued and outstanding common stock of Mobileye;

WHEREAS Mobileye is engaged in the business of the development and deployment of advanced driver assistance systems and autonomous driving technologies and solutions, as more completely described in the IPO Registration Statement;

WHEREAS, Intel and Mobileye currently contemplate that Mobileye will consummate an IPO pursuant to the IPO Registration Statement;

WHEREAS, in furtherance of the foregoing, Intel and Mobileye have entered into a Master Transaction Agreement, dated as of __________, 2022 (the “Master Transaction Agreement”), and other specific agreements that will govern certain matters relating to the IPO and the relationship of Intel, Mobileye, and their respective Affiliated Companies following the IPO; and

WHEREAS, Intel and Mobileye have agreed to provide for the allocation between them of assets, liabilities, and responsibilities with respect to certain employees and employee compensation and benefit plans, programs and matters.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, Intel and Mobileye mutually covenant and agree as follows:

ARTICLE I

definitions

For purposes of this Agreement the following terms shall have the meanings set forth in this Section 1. Capitalized terms used herein but not defined shall have the meaning set forth in the Master Transaction Agreement:

1.1	“Agreement” means this Employee Matters Agreement.

1.2	“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor federal income tax law, and the regulations promulgated thereunder.

1.3	“Employee Records” means all personnel files of the Mobileye Transfer Employees other than any performance-related information related to the Mobileye Transfer Employees (whether included or retained outside of each such individual’s personnel files).

1.4	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated thereunder.

1.5	“Former Intel Employee” means any (a) Mobileye Offer Employee or (b) Mobileye Transfer Employee who does not object to the transfer of employment to Mobileye Germany GmbH in accordance with applicable law.

1.6	“Germany” means the Federal Republic of Germany.

1.7	“Immigration Rights” means the rights, duties and Liabilities of the Intel Group, Moovit App Global Ltd. or Moovit, Inc. (a) in connection with the submission of petitions to the United States Citizenship and Immigration Service prior to the Mobileye Start Date requesting the grant of employment-based non-immigrant and immigrant visa benefits on behalf of Former Intel Employees who are foreign nationals working in the United States, (b) from and after the Mobileye Start Date relating to the immigration status of the Former Intel Employees and (c) in regards to all immigration-related rights, duties, and Liabilities of Moovit App Global Ltd., Moovit, Inc. or its or their Subsidiaries regardless of when arising.

1.8	“Intel” is defined in the recitals to this Agreement.

1.9	“Intel Aligned Employee” means any individual whose name is set forth on Schedule 1.9 hereto.

1.10	“Intel Employee” means any individual who is either actively employed by or then on a leave of absence from Intel or an Intel Entity, but does not include any Former Intel Employee.

1.11	“Intel Entity” means any entity that is, at the time relevant to the applicable provision of this Agreement, an Affiliated Company of Intel, except that the term “Intel Entity” shall not include Mobileye or a Mobileye Entity.

1.12	“Intel Plan” means all employee benefit plans (as defined in Section 3(3) of ERISA, whether or not such plans are subject to ERISA) and all compensation, bonus, stock option, stock purchase, restricted stock, equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, gratuity, termination indemnity or other benefit plans, programs, policies, practices, contracts, agreements or arrangements, whether collective or individually agreed, and all employment, consulting, termination, severance, savings plans, profit sharing or other contracts or agreements with or covering (including eligibility to participate) any Intel Employee, to which any Intel Employee and an Intel Entity are parties or which are maintained, contributed to or sponsored by an Intel Entity for the benefit of any current or former employees of Intel or an Intel Entity (or the dependent or beneficiary thereof), or with respect to which Intel or any Intel Entity has or may have any Liability or obligation with respect to current or former employee of an Intel Entity.

1.13	“Intel 401(k) Plan” means the Intel Corporation 401(k) Savings Plan.

1.14	“Mobileye Employee” means any individual who, as of the IPO Date, is either actively employed by or then on a leave of absence from Mobileye or a Mobileye Entity.

1.15	“Mobileye Entity” means Mobileye and any subsidiary of Mobileye, including, without limitation, Moovit App Global Ltd., Moovit, Inc. or its or their subsidiaries.

1.16	“Mobileye Offer Employee” means any Intel Aligned Employee who was or is offered employment or an engagement by a Mobileye Entity in connection with the transactions contemplated by the Master Transaction Agreement and the IPO who accepted or accepts such offer of employment or engagement and has commenced or commences employment or an engagement with a Mobileye Entity.

1.17	“Mobileye Plan” means all employee benefit plans (as defined in Section 3(3) of ERISA, whether or not such plans are subject to ERISA) and all compensation, bonus, stock option, stock purchase, restricted stock, equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, gratuity, termination indemnity or other benefit plans, programs, policies, practices, contracts, agreements or arrangements, whether collective or individually agreed, and all employment, consulting, termination, severance, savings plans, profit sharing or other contracts or agreements with or covering (including eligibility to participate) any Mobileye Employee, to which any Mobileye Employee and a Mobileye Entity are parties or which are maintained, contributed to or sponsored by a Mobileye Entity for the benefit of any current or former employees of Mobileye or a Mobileye Entity (or the dependent or beneficiary thereof), or with respect to which Mobileye or any Mobileye Entity has or may have any Liability or obligation with respect to current or former employee of a Mobileye Entity.

1.18	“Mobileye Start Date” means the date on which a Former Intel Employee became or becomes employed or engaged by a Mobileye Entity.

1.19	“Mobileye Transfer Employee” means any Intel Aligned Employee located in Germany whose employment has transferred automatically or will transfer automatically, by operation of law pursuant to section 613a of the German Civil Code, to Mobileye Germany GmbH, in connection with the transactions contemplated by the IPO, subject to the respective employee’s right to object to the transfer of his or her employment. For the avoidance of doubt, Mobileye Transfer Employees shall not include any such Intel Aligned Employee who objected or objects to his or her transfer of employment to Mobileye Germany GmbH.

1.20	“Other Intel Employee” means any individual whose name is set forth on Schedule 1.20 hereto, which as of the date hereof includes eight (8) employees in the aggregate currently located in China, France, Israel, Italy, Malaysia and the United States, as such list may be amended from time to time by mutual agreement of the Parties.

1.21	“Participating Company” means (a) Intel, (b) any Person (other than an individual) that Intel has approved as a participating employer or sponsor, and which is participating in an Intel Plan, and (c) any Person (other than an individual) which, by the terms of such plan, participates in such Intel Plan.

1.22	“Personal Data” means information that (a) identifies or can be used to identify an individual (including names, signatures, addresses, telephone numbers, e-mail addresses and other unique identifiers) or (b) can be used to authenticate an individual (including employee identification numbers, government-issued identification numbers, passwords or PINs, financial account numbers, credit report information, biometric or health data, answers to security questions and other personal identifiers).

1.23	“Processing” means, with respect to Personal Data, acquisition, access, collection, use, handling, storage, maintenance, protection, retention, disclosure, transfer, destruction or disposal.

1.24	“Stock Compensation Recharge Agreement” means that certain stock compensation recharge agreement between Intel and certain Affiliated Companies of Intel, including the Mobileye Entities.

ARTICLE II

GENERAL PRINCIPLES

2.1	Conveyance of Employee Records. On the terms and subject to the conditions set forth in this Agreement, Intel shall assign, transfer, convey and deliver, and shall cause any other Intel Entity to assign, transfer, convey and deliver, all right, title and interest in and to the Employee Records, to the extent permitted by applicable law, to Mobileye or any other Mobileye Entity designated by Mobileye for such transfer; provided, however, that Intel shall be permitted to retain copies (or, where required by applicable law, originals) of all personnel, employee compensation, medical and benefits and labor relations records constituting Employee Records to the extent an Intel Entity is required or allowed by applicable law to retain such information.

2.2	Assumption and Retention of Liabilities by Mobileye. Except as otherwise explicitly provided herein, Mobileye shall retain or assume and agree to pay, perform, fulfill, and discharge, as the case may be, (a) all Liabilities and obligations under Mobileye Plans regardless of when arising or accrued, (b) all employment, service and termination-related Liabilities and obligations with respect to (i) all Mobileye Transfer Employees (and their dependents and beneficiaries) for all periods of employment with an Intel Entity or a Mobileye Entity, (ii) all Mobileye Offer Employees in jurisdictions other than China (and their dependents and beneficiaries) for all periods of employment or engagement with a Mobileye Entity commencing on the applicable Mobileye Start Date, (iii) all Mobileye Offer Employees in China (and their dependents and beneficiaries) (A) for all periods of employment or engagement with an Intel Entity or a Mobileye Entity in regards to recognizing continuity of service for purposes of statutory severance (to the extent an employee is entitled to such severance payment on a per case basis), provided that such employee shall not receive a duplication of benefits in connection with the applicable Mobileye Start Date and (B) for all periods of employment or engagement with a Mobileye Entity commencing on the applicable Mobileye Start Date in regards to all other Liabilities or obligations, (iv) all employees of Mobileye or a Mobileye Entity who are not Former Intel Employees (and their dependents and beneficiaries) and all former employees of Mobileye or a Mobileye Entity (and their dependents and beneficiaries) for all periods of employment with Mobileye or a Mobileye Entity, and (v) any Person who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker or in any other similar direct contractual relationship with Mobileye or a Mobileye Entity for all periods of employment or engagement with a Mobileye Entity, and (c) all Immigration Rights to the extent permitted by applicable law. Notwithstanding the foregoing, Section 2.2(b) shall not apply to any former employee of an Intel Entity who becomes employed by a Mobileye Entity, unless (x) such employee is listed as an Intel Aligned Employee on Schedule 1.9 hereto as of the date of this Agreement or (y) the Parties mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed) to add such employee to the list of Other Intel Employees on Schedule 1.20 hereto following the date of this Agreement.

2.3	Assumption and Retention of Liabilities by Intel. Except as otherwise explicitly provided herein, Intel shall retain and agree to pay, perform, fulfill and discharge, as the case may be (a) all Liabilities and obligations under the Intel Plans regardless of when arising or accrued, and (b) all employment, service and termination-related Liabilities and obligations with respect to (i) all Intel Employees (and their dependents and beneficiaries), (ii) all former employees of Intel or an Intel Entity (and their dependents and beneficiaries), other than any Liabilities or obligations assumed by Mobileye or a Mobileye Entity pursuant to Section 2.2 above, (iii) any Other Intel Employee (and their dependents and beneficiaries) for all periods of employment prior to such individual’s Mobileye Start Date (to the extent applicable) except as otherwise provided in Section 2.2 above with respect to Mobileye Offer Employees in China (to the extent such individual receives and accepts an offer from Mobileye) and (iv) any Person who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker or non-payroll worker or in any other contractual relationship with Intel or an Intel Entity for all periods of employment or engagement with an Intel Entity, other than any Liabilities or obligations assumed by Mobileye or a Mobileye Entity pursuant to the Administrative Services Agreement or any another agreement between the Parties. Intel acknowledges and agrees that it has paid to each Mobileye Offer Employee all amounts owed to such employee from Intel as of his or her Mobileye Start Date pursuant to the employee’s Intel employment contract, an Intel Plan or applicable law, including amounts, if any, relating to severance (excluding Mobileye Offer Employees in China), accrued pension and accrued vacation.

2.4	Assumption and Retention of Liabilities Related to Actions. In the event of any actual or threatened Action brought by or on behalf of any Former Intel Employee alleging a violation of any applicable law governing employment based on acts or omissions that occurred prior to and after the applicable Mobileye Start Date, the portion of Liability in respect of the period prior to the applicable Mobileye Start Date will be assumed by Intel, and the portion of Liability in respect of the period on and after the applicable Mobileye Start Date will be assumed by Mobileye; provided, however, that Intel shall be liable solely for such Liabilities as calculated on the basis of the existing Liability as would have been payable at the applicable Mobileye Start Date, including, without limitation for the purpose of calculating such Liabilities, taking into account the impacted Employees’ level of compensation and length of service solely as of the applicable Mobileye Start Date and not taking into account any subsequent increases in compensation or length of service. Each Party shall promptly notify the other Party of any actual or threatened Action described herein. Unless mutually agreed otherwise by the Parties, on a case-by-case basis, Intel shall have the right to control the defense of any Action described herein, at its own cost, risk and expense, with counsel reasonably satisfactory to Intel for so long as the Intel Group holds in any manner at least fifty percent (50%) of the Shares. In the event the Intel Group no longer holds in any manner at least fifty percent (50%) of the Shares, the Parties shall mutually agree on whether Intel or Mobileye will have the right to control the defense of an Action at such Party’s own cost, risk and expense and with counsel reasonably satisfactory to such Party; provided that, if Intel assumes control of the defense of any Action described herein, Intel shall (a) upon Mobileye’s reasonable request, consult with Mobileye with respect to significant matters relating thereto and (b) keep Mobileye reasonably informed of the progress of the defense, potential compromise or settlement of any such Action. Each Party agrees to cooperate with the other Party and its counsel in the defense of any such Action. The Party handling the defense shall be entitled to compromise or settle any such Action, which compromise or settlement shall be made only with the written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed.

2.5	Former Intel Employees.

(a)            Other Intel Employees. No Other Intel Employee shall become an employee of or engaged by Mobileye or a Mobileye Entity unless and until such time as the Parties agree upon the terms and conditions of employment or an engagement with Mobileye or a Mobileye Entity, subject to any rights under applicable law of such Other Intel Employee other than with respect to the Other Intel Employee in row [__] of Schedule 1.20, whose terms and conditions of employment with Mobileye or a Mobileye Entity shall be determined at the sole discretion of Mobileye or a Mobileye Entity, if and as applicable. Unless and until such time as the terms and conditions of employment or an engagement is mutually agreed upon, an Intel Entity will continue to employ (or engage) and compensate the Other Intel Employees as determined by Intel in its sole discretion, and Mobileye or a Mobileye Entity shall continue to compensate Intel for such services in the same manner and to the same extent as immediately prior to the IPO Date, subject to the existing arrangements in effect with respect to such Other Intel Employees as such arrangements may be amended from time to time; provided, however, that nothing herein shall in any way limit or restrict Intel or any other Intel Entity’s right to terminate the employment or engagement of any Other Intel Employee at any time and for any reason.

(b)            Mobileye Transfer Employees. The Parties acknowledge and agree that the employment of the Mobileye Transfer Employees did not or will not be terminated, as the case may be, upon the Mobileye Start Date, but rather the rights, powers, duties, Liabilities and obligations of the applicable employing Intel Deutschland GmbH, under the contracts of employment of such employees (except for any Liabilities (i) which are expressly prohibited from transfer under applicable law or (ii) for which it has been agreed with Intel Deutschland GmbH’s company works council (Gesamtbetriebsrat) in connection with the compromise of interests (Interessenausgleich) that they do not transfer and such non-transfer has been accepted by the respective Mobileye Transfer Employee) in force immediately before the Mobileye Start Date shall have the effect as if such contracts were originally agreed with the employing Mobileye Entity, in accordance with applicable laws. Further, the Parties acknowledge and agree that the employment of the Mobileye Transfer Employees transferred to, or will transfer to, Mobileye Germany GmbH effective as of the applicable Mobileye Start Date in accordance with section 613a German Civil Code (Bürgerliches Gesetzbuch, “BGB”).

(i)	The Parties acknowledge and confirm that (A) Intel Deutschland GmbH has concluded a compromise of interests (Interessenausgleich) with its company works council (Gesamtbetriebsrat) in relation to the separation of the relevant business and the transfer of the Mobileye Transfer Employees from Intel Deutschland GmbH to Mobileye Germany GmbH and (B) an information letter has been prepared in compliance with section 613a para. (5) BGB, approved by the Parties and has been, or will be, duly delivered to all Mobileye Transfer Employees. Mobileye undertakes to ensure that the employment of the Mobileye Transfer Employees will be handled as described in the compromise of interests and in the information letter pursuant to section 613a para. (5) BGB as of and after the Mobileye Start Date.

(ii)	Intel hereby agrees to and shall compensate Mobileye, in accordance with the terms and conditions described herein, for Intel Deutschland GmbH pension Liabilities in an amount equal to the value of Intel Deutschland GmbH pension Liabilities, valued as of the Mobileye Start Date in accordance with the accounting principles, mortality rates (if applicable), interest rates and other calculation parameters, as shall be mutually agreed upon between the Parties, taking into account the parameters used by Intel Deutschland GmbH for its most recent annual accounts prior to the Mobileye Start Date. Intel shall provide Mobileye with the relevant valuation within 60 days after the Mobileye Start Date. The compensation shall, within 30 days after the delivery of the valuation, , will be made as mutually agreed upon between the Parties, either by way of a cash payment from Intel to Mobileye or from a trustee acting on behalf of an Intel Entity based on a contractual trust arrangement to Mobileye or to a trustee acting on behalf a Mobileye entity, provided that Intel shall be entitled to request from Mobileye the set-up of one or more contractual trust arrangements with an equivalent level of protection (gleichwertige Sicherung) compared to the contractual trust arrangements in place at the relevant Intel Entity, or in any other method agreed by the Parties. In addition, Intel agrees to and shall compensate Mobileye for all amounts owed to such employee from Intel as of his or her Mobileye Start Date pursuant to the employee’s Intel employment contract, an Intel Plan or applicable law, including without limitation, amounts, if any, relating to severance, and accrued vacation, overtime and flex-time, provided, however, that Intel shall be liable solely up to the existing Liability as would have been payable at the applicable Mobileye Start Date, taking into account for purposes of calculating such Liabilities, any decreases in compensation by Mobileye that decrease the value of the Liabilities and not taking into account any subsequent increases in compensation or the length of service, solely to the extent the impacted employee does not use such accrued vacation, overtime or flex-time prior to the date of their employment termination. The Parties acknowledge and agree that this Section 2.5(c)(ii) is the exclusive remedy with respect to the transferred company pension Liabilities described herein and that no other or additional compensation or indemnification shall be provided by Intel or an Intel Entity with regards thereto.

(iii)	To the extent Mobileye Transfer Employees have entitlements under direct insurance arrangements (Direktversicherungen) as part of their employment at Intel Deutschland GmbH, the Parties undertake to take all steps necessary in order to transfer such direct insurance arrangement from Intel Deutschland GmbH to Mobileye Germany GmbH with effect as of the Mobileye Start Date with discharging effect for Intel Deutschland GmbH.

(c)            Foreign National Employees. Mobileye shall, or shall cause a Mobileye Entity to, employ the Former Intel Employees who are foreign nationals working in the United States under terms and conditions such that Mobileye or the applicable Mobileye Entity will be considered the successor employer for U.S. immigration purposes.

(d)            Mobileye Offer Employees in China. Intel agrees to and shall compensate Mobileye for all statutory severance amounts owed to any such Mobileye Offer Employee in China as of his or her Mobileye Start Date pursuant to the employee’s Intel employment contract, an Intel Plan or applicable law, that were not previously paid to such employee; provided, however, Intel shall be liable solely up to the lesser of (a) the existing Liability as would have been payable at the applicable Mobileye Start Date, including, without limitation, for the purpose of calculating such Liabilities, taking into account the impacted employees’ level of compensation and length of service solely as of the applicable Mobileye Start Date and not taking into account any subsequent increases in compensation or length of service and (b) the amount of Liability actually incurred by Mobileye with respect to such employee’s period of employment with an Intel Entity prior to his or her Mobileye Start Date.

2.6	Notice and Consultation Obligations. The Parties agree to, and to cause their Affiliated Companies to, cooperate and use reasonable efforts to comply with any and all obligations and requirements under applicable law to notify and/or consult with any Other Intel Employee, Mobileye Transfer Employee, other affected employee or any union, labor organization or works council representing any such individual, if any, in connection with the transactions contemplated by this Agreement, the Master Transaction Agreement and agreements related thereto.

2.7	WARN Act. The Parties agree to, and to cause their Affiliated Companies to, cooperate and use reasonable efforts to comply with preparing and delivering any notices required or potentially required pursuant to the Worker Adjustment and Retraining Notification Act of 1988 and any similar state, local or foreign law in connection with the transactions contemplated by this Agreement.

ARTICLE III

EQUITY COMPENSATION and OTHER BENEFIT PLAN MATTERS

3.1	Intel Equity Awards. All Remaining Intel Awards shall be treated pursuant to the terms of Section 3.8 of the Master Transaction Agreement; provided that the Parties shall continue to be obligated under, and subject to the terms of, the Stock Compensation Recharge Agreement with respect to the Remaining Intel Awards.

3.2	Intel Employee Stock Purchase Plan. Intel shall take such actions as are necessary or appropriate to cause Mobileye and each Mobileye Entity to cease to be participating entities in the Intel Corporation 2006 Employee Stock Purchase Plan (the “Intel ESPP”) effective as of the IPO Date and the cash balance in the accounts of all Mobileye Employees shall be administered in accordance with the terms of the Intel ESPP.

3.3	Cessation of Active Participation in Intel Plans. Intel shall take such actions as are necessary or appropriate to cause each Former Intel Employee to cease to actively participate in the Intel Plans effective as of the applicable Mobileye Start Date or if provided for under the terms of the applicable Intel Plan, effective as of the end of the month in which the applicable Mobileye Start Date occurs; provided that, any such Former Intel Employee who was an Eligible Employee in the Intel 401(k) Savings Plan immediately prior to their Transfer Date (as the term “Eligible Employee” is defined in the Intel 401(k) Savings Plan) may be eligible to receive from Intel, on its expense the “true-up” Matching Contribution contemplated therein, subject in each case to the terms and conditions of the Intel 401(k) Savings Plan.

ARTICLE IV

GENERAL AND ADMINISTRATIVE

4.1	Sharing of Participant Information. Intel shall cause each applicable Intel Entity to share, and Mobileye shall cause each applicable Mobileye Entity to share, with each other and their respective agents and vendors (and without obtaining releases unless otherwise required by applicable law) all participant information necessary for the efficient and accurate administration of each of the Intel Plans and the Mobileye Plans, provided that the sharing of such information (and the manner in which such information is shared) complies with applicable laws, contractual obligations, self-regulatory standards, or written policies or terms of use of an Intel Entity or a Mobileye Entity which are related to privacy, data protection or the Processing of Personal Data. Intel and Mobileye and their respective authorized agents shall, subject to applicable laws on confidentiality, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of the other party, to the extent necessary for such administration. Until the consummation of the IPO, all participant information shall be provided in the manner and medium applicable to Participating Companies in the Intel Plans generally, and thereafter until the time at which the Parties subsequently determine, all participant information shall be provided in a manner and medium that are compatible with the data processing systems of Intel as in effect as of the consummation of the IPO, unless otherwise agreed to by Intel and Mobileye.

4.2	Confidentiality and Proprietary Information. No provision of the Master Transaction Agreement or this Agreement shall be deemed to release any individual for any violation of any agreement or policy pertaining to confidential or proprietary information of any Intel or any of its Affiliated Companies or Mobileye or any of its Affiliated Companies, respectively, or otherwise relieve any individual of his or her obligations under any such agreements or policies.

4.3	Non-Termination of Employment; No Third Party Beneficiaries. No provision of this Agreement or the Master Transaction Agreement shall be construed to (a) create any right, or accelerate entitlement, to any compensation or benefit whatsoever on the part of any future, present, or former employee of Intel, an Intel Entity, Mobileye, or a Mobileye Entity under any Intel Plan or Mobileye Plan or otherwise or (b) to be for the benefit of or otherwise enforceable by employee, creditor or any other third party. Without limiting the generality of the foregoing: (x) except as expressly provided in this Agreement, neither the occurrence of the consummation of the IPO nor any termination of the Participating Company status of Mobileye or a Mobileye Entity shall cause any employee to be deemed to have incurred a termination of employment which entitles such individual to the commencement of benefits under any of the Intel Plans; (y) except as expressly provided in this Agreement, nothing in this Agreement shall preclude Mobileye or any Mobileye Entity, at any time after the consummation of the IPO, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Mobileye Plan, any benefit under any Mobileye Plan or any trust, insurance policy or funding vehicle related to any Mobileye Plan; and (z) except as expressly provided in this Agreement, nothing in this Agreement shall preclude Intel or any Intel Entity, at any time prior to or after the consummation of the IPO, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Intel Plan, any benefit under any Intel Plan or any trust, insurance policy or funding vehicle related to any Intel Plan.

4.4	Fiduciary Matters. Intel and Mobileye each acknowledge that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable law, and no party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good faith determination that to do so would violate such a fiduciary duty or standard. Each party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release the other party for any Liabilities imposed on such party pursuant to the provisions of this Agreement by the failure to satisfy any such responsibility.

4.5	Consent of Third Parties. If any provision of this Agreement is dependent on the consent of any third party (such as a vendor) and such consent is withheld, Intel and Mobileye shall use commercially reasonable efforts to implement the applicable provisions of this Agreement to the full extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, Intel and Mobileye shall negotiate in good faith to implement the provision in a mutually satisfactory manner. The phrase “commercially reasonable efforts” as used herein shall not be construed to require the incurrence of any non-routine or unreasonable expense or liability or the waiver of any right.

4.6	Cooperation. The Parties agree to, and to cause their Affiliated Companies to, cooperate and use reasonable efforts to promptly (a) comply with all requirements of this Agreement, ERISA, the Code and other laws which may be applicable to the matters addressed herein, and (b) subject to applicable law, provide each other with such information reasonably requested by the other party to assist the other party in administering its plans and programs, pursuing or defending any actual or threatened Action relating to or otherwise involving any Former Intel Employee, and complying with applicable law and regulations and the terms of this Agreement.

ARTICLE V

MISCELLANEOUS

5.1	Limitation of Liability. IN NO EVENT SHALL ANY MEMBER OF THE INTEL GROUP OR MOBILEYE GROUP BE LIABLE TO ANY OTHER MEMBER OF THE INTEL GROUP OR MOBILEYE GROUP FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EACH PARTY'S INDEMNIFICATION OBLIGATIONS FOR LIABILITIES AS SET FORTH IN THE MASTER TRANSACTION AGREEMENT OR IN ANY INTER-COMPANY AGREEMENT.

5.2	Entire Agreement. This Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof.

5.3	Governing Law and Jurisdiction. This Agreement, including the validity hereof and the rights and obligations of the Parties hereunder, shall be construed in accordance with and shall be governed by the laws of State of Delaware applicable to contracts made and to be performed entirely in such State (without giving effect to the conflicts of laws provisions thereof).

5.4	Termination; Amendment. This Agreement may be terminated or amended by and in the sole discretion of Intel, without the approval of Mobileye, at any time prior to the IPO. This Agreement may be terminated or amended at any time after such date by mutual consent of Intel and Mobileye, evidenced by an instrument in writing signed on behalf of each of the Parties. In the event of termination pursuant to this Section 5.5, no Party shall have any Liability of any kind to the other Party, except for any rights that will have accrued to the benefit of a Party prior to such termination.

5.5	Notices. All notices, requests, demands and other communications under this Agreement shall, except to the extent expressly provided to be oral, be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail return receipt requested, upon receipt; (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as DHL or Federal Express), upon receipt of proof of delivery on a Business Day before 5:00 p.m. in the time zone of the receiving Party, otherwise upon the following Business Day after receipt of proof of delivery; (c) if sent by e-mail including by a .pdf, .tif, .gif, .jpeg or similar electronic attachment on a Business Day before 5:00 p.m. in the time zone of the receiving Party, when transmitted; (d) if sent by e-mail including by a .pdf, .tif, .gif, .jpeg or similar electronic attachment on a day other than a Business Day or after 5:00 p.m. in the time zone of the receiving Party, on the following Business Day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any Party shall provide by like notice to the other Parties:

if to Intel:

Intel Corporation
2200 Mission College Boulevard
Santa Clara, California 95054

Attention: General Counsel

with a copy to (which copy shall not constitute notice):

[●]
Email: ****

[●]
Email: ****

if to Mobileye:

Mobileye Global Inc.
c/o Mobileye B.V.
Har Hotzvim, 13 Hartom Street
P.O. Box 45157 Jerusalem 9777513, Israel

Attention: General Counsel

5.6	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

5.7	Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may be enforced separately by each member of the Intel Group and each member of the Mobileye Group. Neither party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other party, and any such assignment shall be void; provided, however, either party may assign this Agreement to a successor entity in conjunction with such party’s reincorporation in another jurisdiction or into another business form.

5.8	Severability. If any term or other provision of this Agreement or the Schedules attached hereto is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

5.9	Failure or Indulgence not Waiver; Remedies Cumulative. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the Schedules attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

5.10	Authority. Each of the Parties hereto represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

5.11	Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The headings contained in this Agreement, in any Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Schedule but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. For the purposes of this Agreement: (i) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (ii) references to the terms “Article,” “Section,” “Schedule,” “Exhibit” and paragraph are references to the Articles, Sections, Schedules, Exhibits and paragraphs to or of this Agreement unless otherwise specified; (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement; (iv) references to “$” shall mean U.S. dollars; (v) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (vi) the word “or” shall not be exclusive; (vii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not (unless the context demands otherwise) mean simply “if”; (viii) references to “written” or “in writing” include in electronic form; (ix) provisions shall apply, when appropriate, to successive events and transactions; (x) Mobileye and Intel have each participated in the negotiation and drafting of this Agreement, and, if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties hereto and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement; (xi) a reference to any Person includes such Person’s successors and permitted assigns; (xii) any reference to “days” means calendar days unless Business Days are expressly specified; (xiii) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded; (xiv) unless otherwise stated in this Agreement, references to any contract are to that contract as amended, modified or supplemented from time to time in accordance with the terms thereof; (xv) the word “shall” shall have the same meaning as the word “will”; (xvi) the word “any” shall mean “any and all”; and (xvii) the term “ordinary course of business” (or any phrase of similar import) shall mean “ordinary course of business, consistent with past practice.”

IN WITNESS WHEREOF, the Parties have caused this Employee Matters Agreement to be duly executed as of the day and year first above written.

INTEL CORPORATION

Name:
Title:

MOBILEYE GLOBAL INC.

Name:
Title:

Schedule 1.9

List of Intel Aligned Employees

Schedule 1.20

List of Other Intel Employees